Filed Pursuant to Rule 424(b)(3)
File No. 333-123895
PROSPECTUS SUPPLEMENT No. 5
(To Prospectus dated July 25, 2005, as supplemented by Prospectus Supplement No. 1 dated August 18, 2005, Prospectus Supplement No. 2 dated September 20, 2005, Prospectus Supplement No. 3 dated October 7, 2005 and Prospectus Supplement No. 4 dated November 1, 2005)
ATHEROGENICS, INC.
$200,000,000
1.50% CONVERTIBLE NOTES DUE 2012
AND
10,416,660 SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE,
ISSUABLE UPON CONVERSION OF THE NOTES
     This prospectus supplement supplements the prospectus dated July 25, 2005 of AtheroGenics, Inc., relating to the resale from time to time by selling securityholders of our 1.50% convertible notes due 2012 and shares of AtheroGenics, Inc. common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

     Investing in the notes or our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2005

     The section of the prospectus entitled “Selling Securityholders” is amended and restated in its entirety to read as follows:
SELLING SECURITYHOLDERS
     We originally sold the notes to initial purchasers on January 12, 2005. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.
     The following table sets forth information with respect to the selling securityholders and the principal amount of notes and common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock issuable upon conversion of the notes. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount or percentage of the notes or the common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.
     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates within the past three years.
     The percentage of notes outstanding beneficially owned by each selling securityholder is based on $200,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the initial conversion rate of 38.5802 shares of common stock per $1,000 principal amount of notes.

	Principal Amount of
	Notes Beneficially		Common Stock Owned	Common Stock Owned
	Owned and Offered	Percentage of Notes	Prior to the	After Completion of
Name (1)	Hereby ($) (2)	Outstanding	Offering (2)(3)	the Offering (3)
Alexandra Global Master Fund, Ltd.	3,500,000	1.75%	135,031	—
Aristeia International Limited (4)	9,190,000	4.60%	354,552	—
Aristeia Trading LLC (5)(6)	1,810,000	*	69,830	—
BNP Paribas Equity Strategies, SNC (7)(8)	5,090,000	2.55%	202,226	5,583
Brooks Capital Group LLC (9)	100,000	*	3,858	—
CIBC World Markets (5)	500,000	*	19,290	—
Citigroup Global Markets Ltd. (5)	8,000,000	4.00%	308,642	—

	Principal Amount of
	Notes Beneficially		Common Stock Owned		Common Stock Owned
	Owned and Offered	Percentage of Notes	Prior to the		After Completion of
Name (1)	Hereby ($) (2)	Outstanding	Offering (2)(3)		the Offering (3)
CNH CA Master Account, L.P. (10)	250,000	*	368,185		358,540
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (8)	1,866,000	*	71,991		—
Deutsche Bank Securities Inc. (5)	7,126,000	3.56%	274,923		—
DKR Saturn Event Driven Holding Fund Ltd. (11)	6,365,000	3.18%	245,563		—
DKR Saturn Multi-Strategy Holding Fund Ltd. (12)	22,815,000	11.41%	885,407	(13)	5,200	(13)
DKR SoundShore Strategic Holding Fund Ltd. (14)	2,500,000	1.25%	96,451		—
Drawbridge Convertible I Ltd. (15)	64,000	*	83,955		81,486
Drawbridge Convertible II Ltd. (15)	20,000	*	26,847		26,076
Drawbridge Global Macro Master Fund Ltd. (15)	1,666,000	*	282,658		218,383
Fore Convertible Master Fund, Ltd. (16)	4,000,000	2.00%	154,321		—
Fore ERISA Fund, Ltd. (16)	2,000,000	1.00%	77,160		—
Froley Revy Convertible Arbitrage Offshore (17)	350,000	*	13,503		—
FrontPoint Convertible Arbitrage Fund, L.P. (18)	6,000,000	3.00%	231,481		—
GLG Market Neutral Fund (19)	3,000,000	1.50%	115,741		—
Guggenheim Portfolio Company VIII (Cayman), Ltd. (7)(20)	2,000,000	1.00%	77,160		—
Highbridge International LLC (21)	21,500,000	10.75%	829,474		—
ING Investors Trust—ING T. Rowe Price Capital Appreciation Fund (7)(22)	830,000	*	32,022		—
Jeffries & Company (5)(23)	250,000	*	9,645		—
JP Morgan Securities Inc. (5)(24)	4,850,000	2.43%	193,246		6,132
Kamunting Street Master Fund, Ltd. (25)	7,100,000	3.55%	273,919		—
KBC Financial Products USA Inc. (5)(26)	8,600,000	4.30%	331,790		—
LDG Limited (27)	229,000	*	8,835		—
Lehman Brothers Inc. (5)	5,100,000	2.55%	196,759		—
Lyxor/Convertible Arbitrage Fund Limited (8)	848,000	*	32,716		—
Man Convertible Bond Master Fund, Ltd. (28)	2,936,000	1.47%	113,271		—
Man Mac I Limited	3,000,000	1.50%	115,741		—
MSS Convertible Arbitrage I (27)	48,000	*	2,830		978
Penn Series Funds, Inc.—Flexibly Managed Fund (7)(22)	375,000	*	14,468		—
Putnam Convertible Income-Growth Trust (7)	3,720,000	1.86%	143,518		—
Saranac Capital Management L.P. (29)	15,000,000	7.50%	2,012,861		1,434,158
Satellite Convertible Arbitrage Master Fund, LLC (30)	7,000,000	3.50%	270,061		—
Silverback Master, Ltd. (31)	13,500,000	6.75%	520,833		—
Singlehedge US Convertible Arbitrage Fund (8)	745,000	*	28,742		—
Sphinx Fund c/o TQA (27)	311,000	*	24,841		12,842
St. Thomas Trading, Ltd. (32)	1,064,000	*	41,049		—
Sturgeon Limited (8)	876,000	*	33,796		—
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	3,000,000	1.50%	115,741		—
T. Rowe Price Capital Appreciation Fund, Inc. (7)(22)	2,045,000	1.02%	78,897		—
TQA Master Fund, Ltd. (27)	1,810,000	*	143,689		73,859
TQA Master Plus Fund, Ltd. (27)	3,201,000	1.60%	255,894		132,399
TQA Special Opportunities Master Fund Ltd. (33)	2,000,000	1.00%	77,160		—
Tugar Capital, L.P. (34)	2,500,000	1.25%	96,451		—
Vicis Capital Master Fund (35)	4,000,000	2.00%	154,321		—
Wachovia Capital Markets LLC (5)(36)	3,000,000	1.50%	115,741		—
Waterstone Market Neutral MAC51, Ltd. (37)	59,000	*	2,276		—
Waterstone Market Neutral Master Fund, Ltd. (38)	941,000	*	36,304		—
Xavex Convertible Arbitrage I (27)	26,000	*	16,714		15,711
Zurich Institutional Benchmark Master c/o TQA (27)	375,000	*	14,468		—
Total**	200,000,000	100.00%	10,087,656		2,371,616

*	Less than one percent

**	The sum of the listed principal amount of notes beneficially owned by holders actually exceeds $200,000,000 because certain of the holders have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus. As a result, we have received beneficial ownership information from additional holders without corresponding updates from the holders that sold notes to such additional holders. The maximum principal amount of notes that may be sold under this prospectus will not exceed $200,000,000.

(1)	Information about other selling securityholders, except for any future transferee, pledgee, donee, assignee or successor of securityholders named in the table above, will be set forth in a prospectus supplement or amendment to this registration statement if required. For purposes of this table, we have assumed that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(2)	Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this registration statement is $200,000,000, and the selling securityholders will not sell under this registration statement more than that amount.

(3)	Includes common stock issuable upon conversion of the notes at the initial conversion rate of 38.5802 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion of Notes — Conversion Rate Adjustments” and “Description of Notes — Make Whole Payment Upon the Occurrence of a Designated Event that is also a Fundamental Change.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assumes conversion of the full amount of 4 1/2% notes held by the selling securityholder at the initial conversion rate of 65.1890 shares of common stock per $1,000 principal amount of notes.

(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Robert H. Lynch Jr., Anthony Frascella and Kevin Toner, who have voting or investment control over these securities.

(5)	The selling securityholder has informed us that it is a registered broker-dealer. See “Plan of Distribution” below.

(6)	Aristeia Advisors LLC is the investment manager for Aristeia Trading LLC. Aristeia Advisors LLC is jointly owned by Robert H. Lynch Jr., Anthony Frascella and Kevin Toner, who have voting or investment control over these securities.

(7)	The selling securityholder has informed us that it is an affiliate of a registered broker-dealer. See “Plan of Distribution” below.

(8)	Christian Menestrier, Chief Executive Officer of CooperNeff Advisors, Inc., has voting or investment control over these securities.

(9)	Brook Lenfest and William Luterman have voting or investment control over these securities.

(10)	CNH Partners, LLC is the investment advisor of the CNH CA Master Account, L.P. and has sole voting and dispositive power over these securities. Robert Krail, Mark Mitchell and Todd Pulvino exercise voting and investment control on behalf of CNH Partners, LLC.

(11)	DKR Saturn Management Company L.P. is a registered investment adviser with the Securities and Exchange Commission and, as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd. (the “Saturn Fund”). Ron Phillips, portfolio manager of the Saturn Fund, has voting or investment control over these securities.

(12)	DKR Saturn Management L.P. (“DKR Saturn”) is a registered investment adviser with the Securities and Exchange Commission and, as such, is the investment manager to DKR Saturn Multi-Strategy Fund Ltd. (the “Multi-Strategy Fund”). As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over securities held by the fund. Ron Phillips has voting or investment control over these securities. Mr. Phillips disclaims beneficial ownership of the securities.

(13)	Includes 5,200 shares of common stock subject to a call option.

(14)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment adviser with the Securities and Exchange Commission and, as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. (the “SoundShore Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the SoundShore Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over securities held by the fund. Doug Teresko has voting or investment control over these securities.

(15)	Kevin Treacy has voting or investment control over these securities.

(16)	David Egglishaw has voting or investment control over these securities.

(17)	Ann Houlihan has voting or investment control over these securities.

(18)	FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(19)	GLG Market Neutral Fund (the “Fund”) is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power of the securities held by the Fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc., a publicly-held entity. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(20)	Matthew Li has voting or investment control over these securities.

(21)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(22)	T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote these securities. T. Rowe Price Associates disclaims beneficial ownership of these securities. T. Rowe Price Associates is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly-traded financial services holding company.

(23)	Jonathan Cunningham has voting or investment control over these securities.

(24)	Charlotte Chui has voting or investment control over these securities.

(25)	Allan Teh, managing member of Kamunting Street Management, LLC, the general partner of the investment manager of Kamunting Street Master Fund, Ltd., has voting or investment control over these securities.

(26)	KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the notes held by the selling securityholder. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(27)	Robert Butman, George Esser, John Idone, Paul Bucci and Bartholomew Tesoriero have voting or investment control over these securities.

(28)	John Null and J.T. Hansen, principals of Marin Capital Partners, LP, investment advisor to Man Convertible Bond Master Fund, Ltd. have voting or investment control over these securities.

(29)	Ross Margolies has voting or investment control over these securities. Saranac Capital Management L.P. acts as discretionary investment advisor with respect to the following accounts that hold the indicated principal amounts of these securities: Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd., 1,822,000; Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund, 539,000; Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio, 8,868,000; Saranac Erisa Arbitrage LTD, 3,355,000; Saranac Erisa Arbitrage LP, 224,000; and Saranac Arbitrage LTD, 192,000.

(30)	Leif Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Tuzzo, Brian Kriftcher, Stephen Shapiro and David Ford have voting or investment control over these securities. Each of these individuals disclaims beneficial ownership of the securities.

(31)	Elliot Bossen has voting or investment control over these securities.

(32)	John Null and J.T. Hansen, principals of Marin Capital Partners, LP, investment advisor to St. Thomas Trading, Ltd., have voting or investment control over these securities.

(33)	Robert Butman, George Esser, John Idone, Paul Bucci and Bartholomew Tesoriero have voting or investment control over these securities.

(34)	Ken Tananbaum has voting or investment control over these securities.

(35)	Sky Lucas, John Succo and Shad Stastney have voting or investment control over these securities.

(36)	Eric Grant has voting or investment control over these securities.

(37)	Shawn Bergerson, Chief Executive Officer of Waterstone Market Neutral MAC51, Ltd., has voting or investment control over these securities.

(38)	Shawn Bergerson, Chief Executive Officer of Waterstone Market Neutral Master Fund, Ltd., has voting or investment control over these securities.